UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 21, 2004

KLA-Tencor Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-09992	04-2564110

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Rio Robles
San Jose, California 95134
(Address of principal executive offices, including zip code)

(408) 875-3000
(Registrant’s telephone number, including area code)

     (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Item 1.01 Entry into a Material Definitive Agreement

     On September 21, 2004, the Compensation Committee of the Board of Directors of KLA-Tencor Corporation (the “Company”) granted Ken Schroeder, the Company’s President, Chief Executive Officer and Director a stock option to purchase an aggregate of 325,800 shares of the Company’s common stock at an exercise price of $41.79 per share, which represents the closing selling price per share of the Company’s common stock on the Nasdaq National Market on September 21, 2004.

     The vesting schedule for this grant is as follows:

•	75,000 options vest pursuant to the Company’s standard five year vesting term, with 20% vesting on the one year anniversary of the date of grant and 1/48th of the remainder vesting monthly thereafter, provided that the then unvested portion of such amount will accelerate and become fully vested on the later of July 1, 2007 or one year after Mr. Schroeder’s retirement from the position of Chief Executive Officer;

•	175,000 options will become exercisable on the later of July 1, 2007 or one year after Mr. Schroeder’s retirement from the position of Chief Executive Officer; and

•	75,800 options will have 20% vest on September 21st, 2008 and 1/48th of the remainder will vest monthly thereafter.

     All vesting is subject to Mr. Schroeder continuing to render services to the Company through the vesting date. These options expire on the earlier of five years from the date of termination of Mr. Schroeder’s status as an employee or ten years from the date of grant.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KLA-TENCOR CORPORATION a Delaware corporation
By:	/s/ Stuart Nichols
Stuart Nichols
Vice President, General Counsel

Date: September 24, 2004